UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

MSP Recovery, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MSP RECOVERY, Inc.

3150 SW 38th Avenue, Suite 1100

Miami, Florida 33146

Notice of action to be taken without a meeting

To our Stockholders:

We are furnishing this Notice and the accompanying Information Statement to the stockholders of MSP Recovery, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), in connection with action taken by written consent, pursuant to Section 228 of the Delaware General Corporation Law and Section 1.10 of our Amended and Restated Bylaws. The purpose of this Notice is to notify our stockholders that, on December 6, 2024, stockholders (the “Majority Stockholders”) holding at least a majority of our outstanding voting capital stock, including our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and Class V Common Stock, par value $0.0001 per share (“Class V Common Stock,” and together with the Class A Common Stock, the “Common Stock”), approved by written consent as required by Nasdaq Rule 5635(d), the issuance of shares of common stock of the Company on the terms and subject to the conditions described in the Information Statement.

This Information Statement is being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our stockholders of the action taken by the written consent. The Information Statement also constitutes notice under Section 228 of the Delaware General Corporation Law that the Action was approved by the written consent of the Majority Stockholders. The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE INFORMATION STATEMENT.

By Order of the Board of Directors,

John H. Ruiz
President and Chief Executive Officer
December 9, 2024

MSP Recovery, Inc.

3150 SW 38th Avenue, Suite 1100

Miami, Florida 33146

information statement pursuant to section 14(c)

of the securities exchange act of 1934

This Information Statement has been filed by MSP Recovery, Inc. (the “Company,” “we,” “us” or “our”) with the Securities and Exchange Commission (the “SEC”) and is being furnished pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders that on December 6, 2024, stockholders (the “Majority Stockholders”) holding at least a majority of our outstanding voting capital stock, including our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and Class V Common Stock, par value $0.0001 per share (“Class V Common Stock,” and together with the Class A Common Stock, the “Common Stock”), approved by written consent as required by Nasdaq Rule 5635, the issuance of shares of common stock of the Company on the terms and subject to the conditions described in the Information Statement.

We expect that this Information Statement is being furnished to holders of our outstanding Common Stock as of the close of business on December , 2024 to the Company’s stockholders of record as of December 6, 2024 (the “Record Date”).

Nasdaq Rule 5635(d) requires stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance, or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price,” defined as the lower of the closing price immediately prior to the execution of the binding agreement or the average closing price of the common stock for the five trading days immediately preceding the execution of the binding agreement.

On November 14, 2023, the Company entered into a Standby Equity Purchase Agreement (the “Yorkville SEPA”) with YA PN II, Ltd. (“Yorkville”), pursuant to which the Company has the right to sell to Yorkville up to $250.0 million of its shares of common stock, subject to certain limitations and conditions set forth in the Yorkville SEPA, from time to time during the term of the Yorkville SEPA. Under the Yorkville SEPA, the Company may not issue in excess of 19.99% of the aggregate number of shares of common stock issued and outstanding as of the effective date of the Yorkville SEPA, or 1,108,061 shares (the “Exchange Cap”), absent shareholder consent to do so. As of November 22, 2024, the Exchange Cap has been met. By written consent dated December 6, 2024 (the “Written Consent”), as permitted by Section 228 of the Delaware General Corporation Law (the “DGCL”), the stockholders who have the authority to vote a majority of the outstanding shares of Common Stock approved the issuance of shares in excess of the Exchange Cap pursuant to the Yorkville SEPA or Convertible Notes as per Nasdaq Listing Rule 5635(d).

Section 228 of the DGCL permits the stockholders of a Delaware corporation to take action without a meeting upon the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted unless otherwise provided in the corporation’s certificate of incorporation. Approval by the holders of at least a majority of the outstanding shares of Common Stock was required to approve the increase in the number of shares that may be issued pursuant to the Yorkville SEPA.

ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT.

OVERVIEW

The Yorkville SEPA

On November 14, 2023, the Company entered into the Standby Equity Purchase Agreement (as amended, the “Yorkville SEPA”) with YA II PN, Ltd., a Cayman Island exempted company (“Yorkville”). Pursuant to the Yorkville SEPA, the Company has the right to sell to Yorkville up to $250.0 million of its shares of common stock, subject to certain limitations and conditions set forth in the Yorkville SEPA, from time to time during the term of the Yorkville SEPA. Sales of the shares of common stock to Yorkville under the Yorkville SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to Yorkville under the Yorkville SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

Convertible Notes

In connection with the Yorkville SEPA, and subject to the condition set forth therein, Yorkville agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $15.0 million. On November 14, 2023, the Company issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in proceeds to the Company of $4.73 million. On December 11, 2023, we issued a Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in proceeds to the Company of $4.75 million. On April 8, 2024, we issued a third Convertible Note to Yorkville in the principal amount of $5.0 million, resulting in net proceeds to the Company of $4.75 million.

Interest shall accrue on the outstanding balance of any Convertible Notes at an annual rate equal to 5.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes, and is payable upon maturity or upon the occurrence of a Trigger event. The maturity date of each Convertible Note will be September 30, 2025, and may be extended at the option of Yorkville. Yorkville may convert the Convertible Notes into shares of the Company’s common stock at a conversion price equal to the lower of 120% of VWAP the day prior to the date of the closing of each tranche (the “Fixed Price”) or 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than 20% of the closing price the trading day immediately prior to the signing of the definitive documents. The Convertible Notes became current on September 30, 2024, and the Company does not currently have available liquidity to satisfy said obligations.

Sales of Common Stock

Pursuant to the terms and conditions set forth in the Yorkville SEPA, the Company has the right, but not the obligation, from time to time at its discretion until the Yorkville SEPA is terminated to direct Yorkville to purchase a specified number of shares of common stock (“Advance”) by delivering written notice to Yorkville (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of common stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to (i) 98% of the VWAP of the shares of common stock on the applicable date of delivery of the Advance Notice during regular trading hours on such date or (ii) 97% of the lowest daily VWAP of the shares of common stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville.

The Company has the right to sell to Yorkville up to $250 million of its Class A Common Stock until the termination of the Yorkville SEPA. As of December 6, 2024, 1,108,061 shares have been sold to Yorkville under the Yorkville SEPA. As the Company has registered two million shares for resale by Yorkville, and based on the closing price of $3.24 on December 6, 2024 of the Class A Common Stock, the Company estimates its current additional funding capacity under the Yorkville SEPA to be approximately $2.9 million, subject to, among other things, the liquidity and price fluctuation of, and investor demand for, our Class A Common Stock, as well as Trigger events and events of default under the Yorkville SEPA.

Upon the occurrence and during the continuation of an event of default, the Convertible Notes shall become immediately due and payable and the Company shall pay to Yorkville the principal and interest due thereunder. Events of default include, among others: (i) the Class A Common Stock shall cease to be quoted or listed for trading, as applicable, on any primary market for a period of ten (10) consecutive trading days (the Company is currently quoted and listed for trading on the NASDAQ) and (ii) failure to timely file with the SEC any periodic report on or before the due date of such filing as established by the SEC, including extensions under Rule 12b-25 under the Exchange Act. In no event shall Yorkville be allowed to effect a conversion if such conversion, along with all other shares of common stock beneficially owned by Yorkville and its affiliates would exceed 9.99% of the outstanding shares of the common stock of the Company. If any time on or after November 14, 2023: (i) the daily VWAP is less than $0.15 (the “Floor Price” as lowered pursuant to the Yorkville Letter Agreement) for ten consecutive trading days (“Floor Price Trigger”), or (ii) the Company has issued substantially all of the shares available under the Exchange Cap (as defined below) (“Exchange Cap Trigger”) or (iii) the Parent is in material breach of the Registration Rights Agreement, dated November 14, 2023, by and between Yorkville and the Company (the “Registration Rights Agreement”) and such breach remains uncured for a period of twenty trading days, or (iv) the occurrence of an “Event” (as defined in the Registration Rights Agreement) (“Registration Event Trigger” and collectively with the Floor Price Trigger and the Exchange Cap Trigger, the “Trigger”), then the Company shall make monthly payments to Yorkville beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $1.5 million plus a 5.0% premium and accrued and unpaid interest. The Exchange Cap Trigger will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of common stock pursuant to the transactions contemplated in the Convertible Note and the Yorkville SEPA in excess of 19.99% of the aggregate number of shares of common stock issued and outstanding as of the effective date of the Yorkville SEPA (the “Exchange Cap”).

Yorkville, at its discretion and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the Yorkville SEPA requiring the issuance and sale of shares of common stock to Yorkville at the Conversion Price in consideration of an offset of the Convertible Notes (“Yorkville Advance”). Yorkville, in its sole discretion, may select the amount of any Yorkville Advance, provided that the number of shares issued does not cause Yorkville to exceed the 9.99% ownership limitation and does not exceed the Exchange Cap or the amount of shares of common stock that are registered. As a result of a Yorkville Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Yorkville Advance.

The Company will control the timing and amount of any sales of shares of common stock to Yorkville, except with respect to Yorkville Advances. Actual sales of shares of common stock to Yorkville as an Advance under the Yorkville SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s common stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

Amendments to SEPA and Convertible Notes – Yorkville Letter Agreement

On April 8, 2024, the Company and Yorkville agreed to an amendment to the Yorkville SEPA and Convertible Notes (the “Yorkville Letter Agreement”) in which: (i) the Floor Price Trigger (as defined below) was reduced from $1.28 to $1.00; (ii) the Floor Price Trigger (as defined below) for the 10-day period ending February 5, 2024 has been cured and the monthly payment of $1.5 million that would have been due, was waived; and (iii) the maturity date of the Convertible Notes was extended to September 30, 2025 and may be extended at the option of Yorkville. On April 12, 2024, Yorkville further agreed that, to the extent that it holds Class A Common Stock in such quantities that would prevent the Company from utilizing the SEPA solely due to the Ownership Limitation, Yorkville commits to fund an additional advance in the principal amount of $13.0 million on the same terms and conditions as the previous advances pursuant to the Yorkville SEPA. On May 2, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price (as defined below) under the Yorkville SEPA from $1.00 to $0.50. On July 11, 2024, the daily VWAP for our Class A Common Stock had been below the Floor Price for ten consecutive trading days, resulting in a Floor Price Trigger. On July 12, 2024, Yorkville agreed to extend the due date for the first Monthly Payment, due as a result of the Floor Price Trigger, to September 11, 2024. On August 13, 2024, the Company and Yorkville reached an agreement to reduce the Floor Price under the Yorkville SEPA from $0.50 to $0.15, thereby curing the Floor Price Trigger pursuant to the terms of the Yorkville SEPA. At the close of trading on October 18, 2024, the daily VWAP for the Company’s Class A Common Stock was below the Floor Price for ten consecutive trading days, resulting in a Floor Price Trigger, as defined in the Convertible Notes. Pursuant to a letter agreement dated November 7, 2024, Yorkville has agreed that the first Monthly Payment, as defined in the Convertible Notes, would be due from the Company no sooner than December 18, 2024.

Approval of the Transaction

The approval of our ability to issue shares of Class A common stock in excess of the Exchange Cap upon the conversion of the Convertible Notes or advances under the Yorkville SEPA requires the approval of the holders of our outstanding shares of common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

As of the close of business on December 6, 2024, we had 7,076,705 shares of Common Stock outstanding, of which 2,114,001 are shares of Class A common stock and 4,962,704 are shares of Class V common stock. Holders of shares of the Company’s Common Stock are entitled to cast one vote per share.

The stockholders who approved the Written Consent held 4,915,749 shares of Common Stock as of December 6, 2024, representing 69.5% of the voting power of all shares of Common Stock. Accordingly, the limitations on issuances and sales of securities under Nasdaq Rule 5635 will not apply to the issuances of shares of Class A common stock upon conversion of the Convertible Notes or issuances of shares under the Yorkville SEPA. Pursuant to Rule 14c-2(b) promulgated under the Securities Exchange Act of 1934, as amended, such action may not be effected until at least 20 calendar days following the mailing of this Information Statement to our common stockholders.

No Appraisal Rights

Neither Delaware law, including the DGCL, nor our Charter or Bylaws provide for dissenter’s rights of appraisal, and the Company will not independently provide our stockholders with any such rights, in connection with Action discussed in this Information Statement.

Interest of Certain Persons

Other than as discussed herein, no director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee, or any other person, has any substantial interest, direct or indirect, in the Action.

ADDITIONAL INFORMATION

Please read all sections of this Information Statement carefully. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

Costs of the Information Statement

The Company is mailing this Information Statement, and will bear the costs associated therewith. The Company is not making any solicitations. The Company will request brokerage houses, nominees, custodians, fiduciaries, and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them, and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Householding Matters

If you and one or more stockholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered stockholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to the Company at 3150 SW 38th Avenue, Suite 1100, Miami, Florida 33146, or email the Company at investors@lifewallet.com, and the Company will promptly deliver the Information Statement to you upon your request. Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

By Order of the Board of Directors,

John H. Ruiz
President and Chief Executive Officer
December 9, 2024

security ownership of certain Beneficial owners and management and related stockholder matters

The following table sets forth certain information known to us regarding the beneficial ownership of shares of our Common Stock as of the close of business on December 6, 2024:

•
each person who is known to be the beneficial owner of more than 5% of the outstanding shares of any class of our Common Stock;
•
each of our named executive officers and directors; and
•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table below have or will have as of December 6, 2024, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them. The percentage of beneficial ownership is based on 2,114,001 shares of Class A Common Stock issued and outstanding as of December 6, 2024, and 4,962,702 shares of Class V Common Stock issued and outstanding as of December 6, 2024, as applicable, the only outstanding classes of the Company’s common stock.

Beneficial Stock Ownership Table
	Class A Common Stock (1)		Class V Common Stock (2)
Beneficial Owner Name	Number of Shares	%	Number of Shares	%
Named Executive Officers & Directors
John H. Ruiz (3)(4)	3,463,665	63.55%	3,334,654	67.19%
Frank C. Quesada (5)(6)	1,424,077	40.88%	1,442,226	29.06%
Ricardo Rivera (7)	75	*	-	-
Alexandra Plasencia (8)	58	*	-	-
Michael F. Arrigo	944	*	-	-
Beatriz Assapimonwait	-	-	-	-
Roger Meltzer (9)(10)	2,838	*	-	-
Thomas W. Hawkins (9)(11)	5,772	*	-	-
Ophir Sternberg (9)(12)	1,012,211	32.47%	-	-
Francisco Rivas-Vasquez	-	*	-	-
All directors and officers as a group (10 individuals)	5,939,639	75.17%	4,776,880	96.26%

5% Stockholders
Series MRCS (13)	661,565	23.84%	661,565	13.33%
YA II PN, Ltd. (14)	234,628	9.99%	-	-
Virage Recovery Master LP (15)	232,268	9.99%	149,599	3.01%
Brickell Key Investments LP (16)	186,667	8.11%	-	-
Virage Recovery Participation LP (17)	147,358	6.57%	27,353	*
Palantir Technologies, Inc. (18)	110,477	5.23%	-	-

____________________

* Less than one percent

(1)
Includes shares of Class A Common Stock issuable pursuant to derivatives (including Up-C Units and warrants) exercisable within 60 days of September 5, 2024, and New Warrants exercisable to purchase 1/25 of one share (only exercisable in lots of 25 to purchase whole shares).
(2)
Shares of Class V Common Stock are non-economic voting shares of the Company.
(3)
Includes 71,657 shares of Class A Common Stock and 846,000 warrants directly held by Mr. Ruiz. In addition to securities directly held by Mr. Ruiz in his individual capacity, includes shares held by the following entities Jocral Family LLLP, Ruiz Group Holdings Limited, LLC and Series MRCS, a series of MDA, Series LLC, a Delaware series limited liability company (“Series MRCS”), including shares held by Series MRCS for the benefit of Jocral Holdings LLC. Reported figures do not include securities held by John Ruiz II, Mr. Ruiz’s son, in his capacity as a Member, or by Alex Ruiz, Mr. Ruiz’s son, of which Mr. Ruiz disclaims beneficial ownership.
(4)
Reported figures do not include any attributed ownership based on Mr. Ruiz’s investment in VRM, which have been transferred to affiliated trusts of Mr. Ruiz and of which Mr. Ruiz disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.8% of VRM.
(5)
Includes 11,212 shares of Class A Common Stock and 399,539 warrants directly held by Mr. Quesada. In addition to securities directly held by Mr. Quesada in his individual capacity, includes shares held by Quesada Group Holdings LLC and Series MRCS.
(6)
Reported figures do not include any attributed ownership based on Mr. Quesada’s investment in VRM, which have been transferred to affiliated trusts of Mr. Quesada and of which Mr. Quesada disclaims beneficial ownership. Messrs. Ruiz and Quesada together invested in VRM, which investment represented a 1.14% ownership interest in VRM. Mr. Ruiz is entitled to 70% of such investment, and Mr. Quesada is entitled to 30% of such investment. As a result, the indirect beneficial ownership attributable to such affiliated trusts would be 0.3% of VRM.
(7)
Includes 59 shares of Class A Common Stock and 10,000 warrants directly held by Mr. Rivera.
(8)
Consists of 58 shares of Class A Common Stock held by the spouse of Alexandra Plasencia.
(9)
The business address for each of these individuals is c/o, Lionheart Equities LLC, 4218 NE 2nd Avenue, Miami, Florida 33137.
(10)
Roger Meltzer has been a member of the Board since 2021. Beneficial ownership includes 950 shares of Class A Common Stock and 1,180,000 New Warrants.
(11)
Thomas Hawkins has been a member of the Board since 2021. Beneficial ownership includes (i) 1,980 shares of Class A Common Stock and 1,180,000 New Warrants held in an individual capacity, and (ii) 16 shares of Class A Common Stock and 1,180,000 New Warrants held by the Estate of Steven R. Berrard. Thomas Hawkins holds sole voting and investment control over the shares held by the Estate of Steven R. Berrard as the personal representative.
(12)
Includes (i) 934 shares of Class A Common Stock held in an individual capacity, (ii) 932 shares of Class A Common Stock and 118,000,000 New Warrants owned by Lionheart Investments, LLC; (iii) 1,600 shares of Class A Common Stock and 118,000,000 New Warrants owned by Star Mountain Equities, LLC; (iv) 3,897 shares of Class A Common Stock and 273,029,937 New Warrants owned by Sponsor; and (v) 1,600 shares of Class A Common Stock and 118,000,000 New Warrants owned by the 2022 OS Irrevocable Trust. Mr. Sternberg holds sole voting and investment control over the shares held by each of Lionheart Investments, LLC, Star Mountain Equities, LLC, and Sponsor as the sole manager. Mr. Sternberg’s spouse holds sole voting and investment control over the shares owned by the 2022 OS Irrevocable Trust as its trustee and as a result, Mr. Sternberg may be deemed to have beneficial ownership of the shares owned by the 2022 OS Irrevocable Trust.
(13)
Includes 198,470 Up-C Units held by Series MRCS that are beneficially owned by Frank C. Quesada and 463,096 shares beneficially owned by John H. Ruiz (including through his affiliate, Jocral Holdings, LLC).
(14)
Beneficial ownership includes 234,628 shares of Class A Common Stock that YA II PN, Ltd. may acquire under the SEPA or the Convertible Notes within 60 days (based on 2,114,011shares of Class A Common Stock outstanding as of December 6, 2024, and the additional 234,628 shares of Class A Common Stock that may be acquired within 60 days, and subject to the 9.99% ownership limitations).
(15)
Beneficial ownership includes 1,260 shares of Class A Common Stock, and 231,008 shares of Class A Common Stock that VRM may acquire within 60 days, including 149,599 shares of Class A Common Stock issuable upon exchange of the Up-C Units, and 81,409 shares of Class A Common Stock issuable upon exchange of VRM Warrants. VRM Class A Common Stock holdings are subject to a 9.99% ownership limitation, based on 2,114,001 shares of Class A Common Stock outstanding as of December 6, 2024, and the additional 231,008 shares of Class A Common Stock that may be acquired within 60 days. The sole general partner of Virage Recovery Master LP is Virage Recovery, LLC, a Texas limited liability company. The sole members of Virage Recovery, LLC are Edward Ondarza and Martin Shellist.

(16)
Includes 106,667 shares of Class A Common Stock issuable upon exercise of the CPIA Warrant pursuant to the Warrant Agreement, as amended, with Brickell Key Investments LP (“BKI”). BKI is a Delaware limited partnership with two non-US entities as partners. The ultimate beneficial owner for BKI is NatWest Pension Trustee Limited, the trustee for one of the five largest pension funds in the UK.
(17)
Beneficial ownership includes 20,005 shares of Class A Common Stock, and 127,353 shares of Class A Common Stock that VRP may acquire within 60 days, including 27,353 shares of Class A Common Stock issuable upon exchange of the Up-C Units, and 100,000 shares of Class A Common Stock issuable upon exchange of VRP Warrants. The sole general partner of Virage Recovery Master LP is Virage Recovery, LLC, a Texas limited liability company. The sole members of Virage Recovery, LLC are Edward Ondarza and Martin Shellist.
(18)
Beneficial ownership includes 110,477 shares of Class A Common Stock. The business address for Palantir Technologies, Inc. is 1200 17th Street, Floor 15, Denver, Colorado 80202.